Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Telephone
(214) 368-6391
Fax
(214) 369-4061
WWW.DEMAC.COM

October 1, 2025

AleAnna, Inc.

300 Crescent Court, Suite 1860

Dallas, Texas 75201

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the inclusion of our estimates of reserves contained in our report of third party dated March 24, 2025, and to the specific references to DeGolyer and MacNaughton as an independent petroleum engineering firm that appear in the S-8 Registration Statement dated October 1, 2025.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716